CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment No. 234 to the Registration Statement on Form N-1A of Touchstone Strategic Trust, and to the use of our report dated May 23, 2022 on the financial statements including the financial highlights of Touchstone Strategic Income Opportunities Fund, a series of Touchstone Strategic Trust. Such financial statements including the financial highlights appear in the 2022 Annual Report to Shareholders which are incorporated by reference into the Statement of Additional Information. We also consent to the references to our firm in the Prospectus.

Philadelphia, Pennsylvania

July 25, 2023